UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 8, 2011
RYDER SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11690 NW 105th Street Miami, Florida	33178

(Address of Principal Executive Offices)	(Zip Code)
(305) 500-3726
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Five Year Revolving Credit Facility
On June 8, 2011, Ryder System, Inc. (the “Company”) and certain of its subsidiaries entered into a five-year, $900 million syndicated global revolving credit facility agreement (the “Credit Agreement”) with the financial institutions and other lenders named therein, including Bank of America, N.A. as administrative agent, Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Securities, LLC, RBS Securities Inc., Mizuho Corporate Bank, Ltd., RBC Capital Markets, U.S. Bank, National Association and BNP Paribas as co-lead arrangers. The facility can also be used to issue up to $75 million in letters of credit.
The Credit Agreement replaces the Company’s existing $875 million global revolving credit facility dated April 30, 2009, as amended. The existing Credit Agreement was scheduled to expire on April 30, 2012, but was terminated concurrent with the closing of the new facility. The Company did not incur any early termination penalties in connection with the termination of the existing facility.
Amounts borrowed under the Credit Agreement are unsecured and repayable at maturity on June 8, 2016. The maximum amount of outstanding borrowings and letters of credit permitted at any one time under the Credit Agreement is $900,000,000. The proceeds of the Credit Agreement are to be used for working capital and other general corporate purposes of the Company and its subsidiaries, including commercial paper support.
Borrowings under the Credit Agreement will bear interest at LIBOR for specified interest periods, a floating rate based upon the Bank of America prime rate or the Federal Funds rate, plus, in each case, a margin determined with reference to the Company’s credit ratings. Based on the Company’s current credit ratings, the applicable margin for LIBOR-based loans would be 1.10% and for loans based on the Bank of America prime rate or the Federal Funds rate would be 0.10%. In addition, the Company is required to pay the lenders a facility fee on the facility amount (whether or not used) at a rate per annum which is based on the Company’s credit ratings. Based on the Company’s current credit ratings, the annual facility fee will be equal to 0.15%.
The Company has guaranteed the obligations of all subsidiary borrowers under the Credit Agreement. The Credit Agreement contains customary covenants, including covenants applicable to the Company and its subsidiaries limiting the amount of secured indebtedness, liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Credit Agreement also contains the following financial covenant:
The Company is required to maintain a ratio of (a) consolidated debt to (b) consolidated tangible net worth, which is not greater than 3.0 to 1.0, based on terms defined in the Credit Agreement.
The Credit Agreement contains no provisions restricting its availability in the event of a material adverse change to the Company’s business operations. The Credit Agreement does include customary events of default which could result in an acceleration or increase in amounts due, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, ERISA matters and cross-default to other debt agreements.
The lenders and agents (and their respective affiliates) may have provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, leasing, foreign exchange, trust or other advisory services to the Company and its subsidiaries and affiliates. These parties may have received, and may in the future receive, customary compensation for these services.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
The Credit Agreement has been included to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transaction described in this Current Report on Form 8-K, the Credit Agreement is not intended to be a source of factual, business or operational information about the parties. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.
Item 1.02 Termination of a Material Definitive Agreement
The information included in Item 1.01 of this Current Report on Form 8-K relating to the termination of our existing $875 million global revolving credit facility, is incorporated by reference into this Item 1.02.
Item 2.03 Creation of a Direct Financial Obligation
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01(d) Exhibits
The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit 10.1	Global Revolving Credit Agreement, dated as of June 8, 2011, by and among, Ryder System, Inc., certain Ryder subsidiaries, and the lenders and agents named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2011	RYDER SYSTEM, INC. (Registrant)
	By:	/s/ Art A. Garcia
Art A. Garcia, Executive Vice President and
Chief Financial Officer

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